Infinity Property and Casualty Reports 16.8% Return on Equity with Strong Underwriting Results

Birmingham, Alabama - February 7, 2008 - Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and twelve months ended December 31, 2007:

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions, except per share amounts and ratios)	2007	2006	% Change		2007	2006	% Change

Gross written premiums	$221.5	$259.3	(14.6%)		$1,019.0	$986.7	3.3%
Revenues	$267.1	$263.5	1.3%		$1,098.2	$1,021.3	7.5%

Net earnings	$25.0	$22.4	11.2%		$78.1	$87.3	(10.5%)
Net earnings per diluted share	$1.52	$1.12	35.7%		$4.20	$4.26	(1.4%)

Operating earnings (1)	$25.2	$20.6	22.7%		$81.7	$85.9	(4.8%)
Operating earnings per diluted share (1)	$1.53	$1.03	48.5%		$4.39	$4.19	4.8%

Underwriting income (1)	$27.5	$25.2	9.0%		$76.3	$87.4	(12.8%)
Combined ratio	89.0%	89.6%	(0.6	) pts	92.6%	90.8%	1.8	pts

Return on equity	16.8%	13.6%	3.2	pts	12.3%	13.5%	(1.2	) pts
Operating income return on equity (1)	16.9%	12.4%	4.5	pts	12.8%	13.3%	(0.5	) pts

Book value per share					$37.49	$33.88	10.7%
Debt to total capital					24.7%	23.1%	1.6	pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premiums declined 14.6% during the fourth quarter of 2007 as compared with 2006 primarily from a decline in gross premiums in California, Florida and Infinity’s Maintenance States, which include states such as South Carolina and Alabama. Partially offsetting premium declines in these states was premium growth in Colorado, Nevada, Tennessee and Texas.

Earnings and underwriting income for the three months ended December 31, 2007 included $10.4 million, pre-tax, ($0.41 per diluted share after-tax) of favorable development on prior accident period loss and loss adjustment expense reserves compared with $6.7 million, pre-tax ($0.22 per diluted share after-tax) of favorable development during the three months ended December 31, 2006.

Earnings and underwriting income for the year ended December 31, 2007 included $22.9 million, pre-tax, ($0.80 per diluted share after-tax) of favorable development on prior accident period loss and loss adjustment expense reserves compared with $31.2 million, pre-tax ($0.99 per diluted share after-tax) of favorable development for the year ended December 31, 2006.

2008 Earnings Guidance
Infinity’s initial guidance for 2008, based on fully diluted operating earnings, is $3.25 - $3.65. Included in this guidance is a charge of $0.02, the estimated cost to sublease the remaining vacated space related to the consolidation of back office operations.

Share Repurchase Program
Under the $100 million share repurchase program announced in October 2006, Infinity repurchased 200,000 common shares during the fourth quarter of 2007 at an average per share price, excluding commissions, of $38.60. Infinity has approximately $55.5 million of capacity left under this repurchase program, which expires December 31, 2008.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss 2007 fourth quarter results at 11:00 a.m. (ET) today, February 7. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4214 and providing the confirmation code 93421225. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, February 14, 2008. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 73310718. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Earned premiums	$250.3	$242.6	$1,031.6	$948.7
Net investment income	16.2	16.9	67.4	68.4
Realized gains on investments	(0.1)	3.7	(3.1)	2.0
Other income	0.7	0.2	2.4	2.3
Total revenues	267.1	263.5	1,098.2	1,021.3

Costs and Expenses:
Loss and loss adjustment expenses (1)	169.4	163.0	717.8	635.1
Commissions and other underwriting expenses	53.3	54.4	237.5	226.1
Interest expense	2.8	2.8	11.1	11.1
Corporate general and administrative expenses	1.7	1.6	7.8	7.1
Restructuring charge	0.6	4.8	1.7	4.8
Other expenses	2.5	2.1	4.2	5.7
Total costs and expenses	230.4	228.7	980.1	889.9

Earnings before income taxes	36.7	34.8	118.2	131.4
Provision for income taxes	11.8	12.4	40.1	44.1
Net earnings	$25.0	$22.4	$78.1	$87.3

Earnings per common share:
Basic	$1.54	$1.13	$4.25	$4.30
Diluted	$1.52	$1.12	$4.20	$4.26

Average number of common shares:
Basic	16.248	19.771	18.390	20.303
Diluted	16.464	19.953	18.605	20.475

Cash dividends per common share	$0.090	$0.075	$0.360	$0.300

Note: Columns may not foot due to rounding

Notes:
(1)
Loss and loss adjustment expenses for the three and twelve months ended December 31, 2007, include $10.4 million and $22.9 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expense for the three and twelve months ended December 31, 2006, include $6.7 million and $31.2 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended
	December 31, 2007	September 30, 2007
Assets:
Investments:
Fixed maturities, at fair value	$1,226.8	$1,171.9
Equity securities, at fair value	49.7	51.6
Total investments	1,276.5	1,223.5
Cash and cash equivalents	46.8	79.3
Accrued investment income	13.4	12.2
Agents’ balances and premiums receivable	334.0	357.7
Prepaid reinsurance premiums	1.8	2.1
Recoverables from reinsurers	29.5	29.2
Deferred policy acquisition costs	75.8	81.0
Current and deferred income taxes	28.5	36.9
Prepaid expenses, deferred charges and other assets	31.7	28.8
Goodwill	75.3	75.3
Total assets	$1,913.3	$1,926.1

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$608.9	$610.6
Unearned premiums	411.2	441.4
Payable to reinsurers	0.2	0.3
Long-term debt	199.5	199.5
Commissions payable	26.9	29.4
Accounts payable, accrued expenses and other liabilities	59.1	61.5
Total liabilities	1,305.9	1,342.6

Shareholders’ Equity:
Common stock	20.9	20.9
Additional paid-in capital	340.2	338.4
Retained earnings (1)	432.8	409.3
Other comprehensive income	8.4	2.2
Treasury stock, at cost (2)	(194.9)	(187.2)
Total shareholders’ equity	607.4	583.5
Total liabilities and shareholders’ equity	$1,913.3	$1,926.1

Shares outstanding	16.200	16.351
Book value per share	$37.49	$35.69

Note: Columns may not foot due to rounding

Notes:
(1)	The change in retained earnings from September 2007 is a result of net income of $25.0 million less shareholder dividends of $1.5 million.

(2)	Infinity repurchased 200,000 shares at an average price per share, excluding commissions, of $38.60 during the fourth quarter of 2007.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except EPS)	2007	2006	2007	2006

Earned premiums	$250.3	$242.6	$1,031.6	$948.7
Loss and loss adjustment expenses	(169.4)	(163.0)	(717.8)	(635.1)
Commissions and other underwriting expenses	(53.3)	(54.4)	(237.5)	(226.1)

Underwriting income	27.5	25.2	76.3	87.4

Net investment income	16.2	16.9	67.4	68.4
Other income	0.7	0.2	2.4	2.3
Interest expense	(2.8)	(2.8)	(11.1)	(11.1)
Corporate general and administrative expenses	(1.7)	(1.6)	(7.8)	(7.1)
Restructuring charge	(0.6)	(4.8)	(1.7)	(4.8)
Other expenses	(2.5)	(2.1)	(4.2)	(5.7)

Pre-tax operating earnings	36.8	31.1	121.2	129.5

Provision for income taxes	(11.6)	(10.5)	(39.5)	(43.6)

Operating earnings, after-tax	25.2	20.6	81.7	85.9

Realized gains (losses) on investments, pre-tax	(0.1)	3.7	(3.1)	2.0
Provision for income taxes	0.0	(1.3)	1.1	(0.7)
Utilization of capital loss carry-forward	-	2.5	-	3.1
Increase in provision for tax valuation allowance	(0.2)	(3.0)	(1.6)	(3.0)
Realized gains on investments, net of tax	(0.3)	1.9	(3.6)	1.4

Net earnings	$25.0	$22.4	$78.1	$87.3

Operating earnings per share - diluted	$1.53	$1.03	$4.39	$4.19
Realized gains (losses) on investments, net of tax	-	0.12	(0.10)	0.07
Utilization of capital loss carry-forward	-	0.12	-	0.15
Increase in provision for tax valuation allowance	(0.01)	(0.15)	(0.09)	(0.15)
Net earnings per share - diluted	$1.52	$1.12	$4.20	$4.26

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Contact:	Amy Jordan
AVP, Investor Relations
(205) 803-8186